Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 11, 2018

GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

Re: GCI Liberty, Inc. Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by GCI Liberty, Inc, a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a post-effective amendment (the “Post-Effective Amendment”) amending the Registration Statements on Form S-8, File Nos. 333-223668 and 333-223667 (together with the Post-Effective Amendment, the “Registration Statements”), covering the offering of up to 1,500,000 shares of the Company’s Series A common stock, par value $.01 per share (“Series A Common Stock”), issuable pursuant to the GCI 401(k) Plan (the “401(k) Plan”) and up to 1,695,296 shares of Series A Common Stock and 1,223,606 shares of the Company’s Series B common stock, par value $.01 per share (the “Series B Common Stock”), issuable pursuant to the GCI Liberty, Inc. Transitional Stock Adjustment Plan (the “TSAP” and, together with the 401(k) Plan, the “Plans”).  The shares of Series A Common Stock and Series B Common Stock covered by the Registration Statements are referred to herein as the “Shares”).

For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.              Restated Certificate of Incorporation of the Company, as currently in effect;

2.              Bylaws of the Company, as currently in effect;

3.              Resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the Plans and the preparation and filing of the Registration Statements under the Securities Act of 1933, as amended; and

4.              The Plans.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the applicable Plan as currently in effect, and none of such Shares will be issued for less than $.01 per share; (ii) all actions required to be taken under the applicable Plan by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii)

at the time of issuance of the Shares under the applicable Plan, the Company shall continue to have sufficient authorized and unissued shares of Series A Common Stock or Series B Common Stock, as applicable, reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that:

1.              The Shares are duly authorized for issuance.

2.              If and when any Shares are issued in accordance with the requirements of the applicable Plan, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.